[Letterhead of Coltec]



December 17, 1998


Mr. R. S. Evans
Chairman and Chief Executive Officer
Crane Co.
100 First Stamford Place
Stamford, CT 06902

VIA FACSIMILE AND OVERNIGHT COURIER

Dear Shell:

The Board of Directors of Coltec has reviewed your letter of December 14, 1998, as well as this response. The Board remains committed to the consummation of the announced business combination of Coltec and BFGoodrich and believes that your letter, at best, mischaracterizes both the past discussions between our companies and the agreements entered into in connection with those discussions. As for your meritless lawsuit, Coltec will, of course, vigorously defend against it.

The Board of Directors of Coltec was fully aware of your historical interest in Coltec when it approved the merger transaction with BFGoodrich (although, as set forth below, not as expressed in your letter of November 20, 1998). The Board of Directors approved the BFGoodrich transaction believing it to be in the best interests of Coltec, its shareholders and other constituencies. The Board reaffirmed that belief today.

As you are aware, I and the other members of the Board of Directors of Coltec have long had considerable doubts as to the seriousness of your approaches. Starting with your conduct in the fall of 1995, which you yourself characterized as regrettable, we were left deeply suspicious regarding your desire to effect a transaction with Coltec.

I did not hear again from Crane for nearly three years and, when I did, the contact was first made by an investment banker on behalf of an "undisclosed principal." After being informed who the principal was, I was told that you were embarrassed by your behavior when we had last met in November 1995 and you were more comfortable working through an intermediary. Despite the bizarre circumstances, I suggested you phone me directly. In our conversation of September 21, 1998, I emphasized to you that I would be reluctant to permit a competitor to review non-public information with respect to Coltec, especially in light of my doubts about the legitimacy of your interest. I also asked that, if you had any serious interest in Coltec, you outline in written form to me the value, structure and type of transaction at issue and your position on due diligence.

In your September 24, 1998, letter, you would only go so far as to propose "subject to [Crane's] further analysis of pertinent data . . . to discuss with [Coltec] . . . a merger of Coltec into Crane on the basis of approximately 0.80 shares of Crane for each outstanding share of Coltec" (emphasis added). You further pointed out that this was "not a formal offer, but rather an outline of the basis for further discussions" and noted that any offer would require the approval of your Board of Directors.

On September 28, 1998, after receiving your September 24, 1998, letter, I called you to inform you that your letter did not address my previous concerns. In particular, I reaffirmed my reluctance to permit any in-depth due diligence of non-public information under such circumstances and asked you to further clarify what you meant by the phrase in your letter "subject to [Crane's] further analysis of pertinent data". During that conversation, however, I did discuss various issues with you, including possible levels of synergies resulting from a combination of our companies. You responded that you would get back to me.

You, however, did nothing for almost two months. On November 24, 1998, I received by first class mail a letter from you dated November 20, 1998, indicating your continued interest in pursuing a business combination transaction. I was surprised that the letter was sent to me by ordinary mail, rather than in some more expeditious manner, such as by fax, as is routinely done in similar cases (and which was the method of delivery of your September 24, 1998 letter). I was also intrigued by the apparent coincidence of its timing with the finalization of our merger transaction with BFGoodrich. Since I had not received your November 20, 1998 letter prior to the execution of our agreements with BFGoodrich, the Board of Directors of Coltec could not have taken this letter into account in considering the BFGoodrich transaction, although the Board members were fully aware of all prior dealings with Crane. I note, nevertheless, that the proposal set forth in your November 20, 1998 letter was again subject to further due diligence and did not make the standard representation of your having received the approval of your Board.

As to the "merits" of your lawsuit, I am frankly amazed by your characterization of the confidentiality agreement between our companies and the related letter agreement involving our respective advisors. You know perfectly well that the confidentiality agreement did not obligate Coltec to notify Crane if Coltec was approached by a third party regarding a business combination with Coltec. Rather, the quoted sentence (appearing at the end of a standard mutual standstill provision) solely required Coltec to notify Crane if a third party contacted Coltec about participating in an attempt to take over Crane, with Crane having a reciprocal obligation. Coltec agreed to a standstill provision with Crane that prohibited each company from raiding the other, not a three-year right to participate in a business combination with the other.

Similarly, you know that you are misconstruing the language in the letter agreement involving our respective advisors. This agreement was only entered into at your personal insistence because of your expressed fear that Morgan Stanley would be retained by a third party to make an unwelcome bid for Crane. The language quoted prohibits Morgan Stanley from representing a hostile bidder for Crane, not a friendly acquiror of Coltec.

We urge you to abandon your efforts to interfere with our agreements with BFGoodrich, and will hold you fully responsible for all damages and expenses incurred as a consequence of your actions.


Very truly yours,


/s/ John W. Guffey, Jr.


John W. Guffey, Jr.,
Chairman and Chief Executive
Officer